ARTICLES OF MERGER

THIS IS TO CERTIFY:

     1. PARTIES. Pursuant to the terms of that certain definitive Agreement and Plan of Reorganization dated March 15, 1999 (the "Agreement"), Consolidated Business Supply Corporation ("CBSC"), a corporation formed pursuant to the laws of the State of Colorado, has merged with Global Business Information Directory, Inc., a corporation formed pursuant to the laws of the State of Delaware, effective March 22, 1999 (the "Effective Date").

     2. APPROVAL. The terms of the Agreement were approved by the affirmative vote of the Boards of Directors and Shareholders of both CBSC and GBID, on March 9, 1999, pursuant to unanimous consents or meetings of the same held pursuant to proper notice (or waiver thereof).

     3. SHARE EXCHANGE. The Agreement provides that all of the shareholders of GBID, representing 4,825,000 issued and outstanding common shares, shall exchange their respective shares for an aggregate of 5,259,250 of CBSC common stock, to be distributed to each GBID shareholder pro rata to their respective ownership in GBID at the Effective Date. Immediately prior to the Effective Date, there were 3,120,000 common shares of CBSC issued and outstanding.

     4. SERVICE. For purposes herein, all notices and service of process may be effectuated by tendering the same to M. Richard
Cutler, Esq., 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660, legal counsel to CBSC.

     5. SURVIVING ENTITY. Pursuant to the terms of the Agreement, CBSC shall be the surviving entity and, upon the Effective Date and upon filing of these Articles of Merger with the Colorado Secretary of State and issuance of an applicable Certificate of Merger by the Secretary of State of Colorado, GBID shall cease to exist as a bona fide Delaware corporation.

     6. NAME CHANGE. Pursuant to the affirmative vote of the shareholders of CBSC, the CBSC Articles of Incorporation shall be amended to reflect a change in CBSC's name to "Global Business
Information Directory, Inc."

     7. COUNTERPARTS. This Articles of Merger may be executed in counterparts, each of which shall be deemed to be an original document, but together shall be deemed to constitute only one agreement.

Executed as of this 15th day of March, 1999

CONSOLIDATED BUILDERS                   GLOBAL BUSINESS
SUPPLY CORPORATION                      INFORMATION DIRECTORY

/s/Raymond R. Cottrell                  /s/Steve Carmichael
By: Raymond R. Cottrell, President      By: Steve Carmichael, President